Exhibit 10.35

October 1, 2011
Jeffrey W. Raser

Dear Jeff:

Somaxon Pharmaceuticals, Inc. (“Somaxon”) desires to obtain your services as a consultant during the term of this agreement. You agree to provide such services in accordance with the following terms and conditions.

1.	Services.

At times agreeable to you and as requested by Somaxon, you will make available your services and undertake consulting for a period commencing on the date first listed above (the “Effective Date”) and expiring on June 30, 2013, subject to earlier termination or renewal as provided in Section 4 (the “Term”). No services shall be performed by you prior to the written request by Somaxon to perform such services. The services shall include, but not be limited to, information, advice and assistance concerning matters that are within the scope of your knowledge and expertise as mutually agreed to between you and Somaxon.

2.	Compensation and Expense Reimbursement.

As compensation for your services, Somaxon shall pay you $200.00 per hour. Total hours will be limited initially to up to ten (10) pre-authorized hours per month, unless additional hours are further authorized by Somaxon in writing.

During the Term, all of your unexercised stock options, restricted stock units and such other awards (collectively, the “Stock Awards”) granted pursuant to the Company’s 2004 Equity Incentive Award Plan or 2005 Equity Incentive Award Plan (the “Plans”) and related Stock Award agreements shall continue to vest and be exercisable, if applicable, pursuant to the terms of the Plans and related Stock Award agreements pursuant to which they were granted. Following the expiration of the Term, the vested Stock Awards shall be exercisable by you in accordance with the terms of the Plans, related Stock Award agreements pursuant to which they were granted and the Separation Agreement between you and Somaxon dated as of October 1, 2011. There shall be no break in service as a result of your conversion from an employee to an independent contractor for purposes of your Stock Awards.

In addition, you shall be reimbursed for air travel (economy class), and all reasonable living expenses, including but not limited to car rental, meals and lodging incurred by you when associated with the rendering of your services at locations away from the San Diego area, subject to the prior written approval of Somaxon. You shall be solely responsible for all other expenses incurred in the performance of your services under this Agreement.

Somaxon shall make all payments to you hereunder within thirty (30) days of receipt of an invoice from you itemizing your hours spent providing services hereunder and permitted expenses, including receipts for incidental expenses in excess of $25.00.

All payments, including reimbursements for actual expenditures, shall be included in your gross income as compensation for services rendered and accordingly reported on your IRS Form 1099.

You shall be responsible for payment of all taxes, including Social Security taxes, on income earned under this Agreement as none will be withheld by Somaxon.

Your invoices shall be e-mailed to Somaxon at accountspayable@somaxon.com.

3.	Independent Contractor.

It is agreed that you are to have complete freedom of action as to the details, methods, and means of performing services hereunder. It is further understood that you are retained and have contracted with Somaxon only for the purposes and to the extent set forth in this Agreement, and your relation to Somaxon shall, during the period of your retainer and service, be that of an independent contractor, and you shall be free to dispose of such portion of your entire time, energy, and skill as you are not obligated to devote to Somaxon in such manner you see fit and to such persons, firms, or corporations as you deem advisable, so long as same does not create a conflict of interest between Somaxon and such other persons, firms, or corporations.

You shall not be considered under the provisions of this Agreement or otherwise as having status as an employee of Somaxon, nor shall you be entitled hereafter to participate in any plans, arrangements, or distributions by Somaxon relating to any pension, deferred compensation, stock bonus, stock option, hospitalization, insurance, or other benefits extended to its employees since you are performing the services as an independent contractor.

4.	Contract Period.

This Agreement becomes effective as of the Effective Date and will continue in effect for the Term, unless otherwise extended by the mutual agreement of the parties. It is provided, however, that either you or Somaxon may immediately terminate this Agreement at any time during the Term. Upon any notice of termination, you agree to discontinue any services performed for Somaxon under this agreement, unless otherwise agreed to between you and Somaxon.

Termination of this Agreement shall not affect (i) Somaxon’s obligation to pay for services previously rendered by you or expenses reasonably incurred by you for which you are entitled to reimbursement under Section 2 of this Agreement, or (ii) your obligations to Somaxon under Sections 5, 6 and the first paragraph of Section 10 of this Agreement

5.	Non-disclosure of Confidential Information.

a. By signing below, you recognize and acknowledge that certain technical and non-technical knowledge and information which you will acquire or develop relating to Somaxon’s business, including, without limitation, patents, copyrights, trade secrets, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Somaxon and its suppliers and customers, and their respective information concerning research, experimental work, development, design details, clinical trials, and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information (collectively, “Confidential Information”) are the valuable property of Somaxon.

b. You covenant and agree that, without the prior written consent of Somaxon, you will not use, disclose, divulge or publish any Confidential Information at any time during the term hereof or thereafter except as may be necessary to perform the services under this Agreement; provided, however, that you shall not be obligated to treat as confidential, any Confidential Information that you can prove through your own written documentation that (i) was publicly known at the time of disclosure to you, (ii) became publicly known or available thereafter other than by means in violation of this Agreement or any other duty owed to Somaxon by you, or (iii) was lawfully disclosed to you by a third party that was not itself violating any obligation of confidentiality to Somaxon by such disclosure. In the event a court or governmental agency legally compels you to disclose Confidential Information, you shall promptly inform Somaxon of the compelled disclosure, so that Somaxon may seek a protective order or other remedy or waive compliance with this Agreement, or both. In any event, you shall limit any compelled disclosure of Confidential Information to that legally required.

c. You agree that any disclosure of Confidential Information will only be such as is reasonably necessary to the performance of the services under this Agreement and, if applicable, will only be to your employees and assistants who are bound by written agreements with you to maintain the Confidential Information in confidence.

d. You also agree not to disclose to Somaxon, or use in connection with your efforts for Somaxon, any Confidential Information belonging to any third party, including your prior employers, or any prior inventions made by you and which Somaxon is not otherwise legally entitled to learn of or use.

e. Upon termination of your service hereunder you are to promptly deliver to Somaxon all Confidential Information in your possession that is in written or other tangible form (together with all copies or duplicates thereof including computer files), and all other property, materials or equipment that belong to Somaxon or its customers, prospects or suppliers.

f. You further acknowledge that you continue to be bound by the Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”) that you signed in connection with your employment with Somaxon, in accordance with the terms thereof.

6.	Intellectual Property.

a. You agree to assist Somaxon in any reasonable manner to obtain and enforce for Somaxon’s benefit any patents, copyrights and other property rights in any and all countries, with respect to any Intellectual Property (defined below).

b. You agree to cooperate in the defense of any claims involving Intellectual Property. In addition, you agree to execute, when requested, patent, copyright or similar applications and assignments to Somaxon and any other lawful documents deemed necessary by Somaxon to carry out the purposes of this Agreement with respect thereto. In the event that Somaxon is unable for any reason to secure your signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property

(including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), after a written demand is made therefor upon you (which shall refer to the provisions of this paragraph), you hereby irrevocably designate and appoint Somaxon and its duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and instead of you, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by you. You further agree to inform Somaxon immediately in the event you are contacted by any third party with regard to any Intellectual Property matters, including pending litigation, and to cooperate with Somaxon and its duly authorized officers, agents and attorneys in responding to any such communication.

c. “Intellectual Property” includes any patents owned, assigned or licensed to Somaxon and any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artworks, software or other work, that you, solely or jointly with others, make, conceive or reduce to practice that result from your services for Somaxon under this Agreement. All right, title and interest of every kind and nature whatsoever in and to any Intellectual Property made, discussed, developed, secured, obtained or learned by you during the term of this Agreement, or the 60-day period immediately following termination of this Agreement, are hereby assigned to Somaxon, and shall be the sole and exclusive property of Somaxon for any purposes or uses whatsoever, and shall be disclosed promptly by you to Somaxon. All copyrightable material shall constitute works for hire.

7.	Conflict of Interest.

You agree that, during the Term of this Agreement, you will not, without Somaxon’s express written consent, engage in any employment or activity (whether as a consultant, advisor or otherwise) in any business competitive with Somaxon’s current business.

8.	Freedom of Action.

It is agreed that your rendering of services under this Agreement shall in no way conflict or interfere with your existing job responsibilities.

9.	Injunctive Relief.

If you breach or threaten to commit a breach of any of the provisions of Sections 5 or 6 or the first paragraph of Section 10 below (collectively, the “Restrictive Covenants”), Somaxon shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without the need to post bond or other security), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Somaxon and that money damages would not provide an adequate remedy to Somaxon. Somaxon shall also have any other rights and remedies available to Somaxon under law or in equity.

10.	General Conditions.

You agree that during the Term of this Agreement and for a period of one (1) year following termination of this Agreement, you will not (i) directly nor indirectly solicit business as to products or services competitive with those of Somaxon or any of its subsidiaries, from any of Somaxon’s or any of its subsidiaries’ customers with whom you had contact during the course of your service to Somaxon or within one year prior to the termination of this Agreement; or (ii) directly or indirectly induce or solicit any of the Company’s employees or consultants to leave their employment.

If any provision of this Agreement shall be declared invalid, illegal or un-enforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

The term “Somaxon,” as used herein, shall include any subsidiary or affiliate of Somaxon Pharmaceuticals, Inc.

This Agreement shall be binding upon you, your heirs, executors, assigns and administrators and shall inure to the benefit of Somaxon, its successors and assigns.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.	Arbitration.

Any dispute or controversy between Somaxon and you arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in San Diego, California administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Somaxon and you. Somaxon shall pay all of the direct costs and expenses in any arbitration hereunder and the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its, his reasonable attorney’s fees and costs. Somaxon and you hereby expressly waive its and your right to a jury trial.

12.	Prior Agreements.

This Agreement shall replace any prior agreement between you and Somaxon relative to your services as a consultant, and this Agreement contains the entire understanding of the parties. Further, it shall be amended only in writing agreed to by both parties and shall not be assignable by you.

13. RIGHT TO ADVICE OF COUNSEL. YOU ACKNOWLEDGE THAT YOU HAVE THE RIGHT, AND ARE ENCOURAGED, TO CONSULT WITH YOUR LAWYER; BY YOUR SIGNATURE BELOW, YOU ACKNOWLEDGE THAT YOU HAVE HAS CONSULTED WITH YOUR LAWYER CONCERNING THIS AGREEMENT OR HAVE DECLINED TO DO SO.

Please indicate your acceptance of the foregoing by signing in the space provided below and returning one original letter to my attention.

Sincerely,

SOMAXON PHARMACEUTICALS, INC.

By:	/s/ Richard W. Pascoe
Name:	Richard W. Pascoe
Title:	President & CEO

ACCEPTED AND AGREED TO THIS 1ST DAY OF OCTOBER, 2011:

By:	/s/ Jeffrey W. Raser
Jeffrey W. Raser

Tax Identification Number: